EXHIBIT 4.6

DYNAVAX TECHNOLOGIES CORPORATION

RESTRICTED STOCK UNIT GRANT NOTICE

(2004 STOCK INCENTIVE PLAN)

Dynavax Technologies Corporation (the “Company”), pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”), hereby grants to Participant a delayed award of Restricted Stock covering the number of restricted stock units (the “RSUs”) set forth below (the “Award”). This Award shall be evidenced by this Restricted Stock Unit Grant Notice (the “Grant Notice”) and a Restricted Stock Unit Award Agreement (the “Agreement”). This Award is subject to all of the terms and conditions as set forth herein, the Agreement, and the Plan, each of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan and Agreement. Except as expressly provided in the Agreement, in the event of any conflict between the terms of the Award and the Plan, the terms of the Plan shall control.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of RSUs:
Consideration:	Participant’s services to the Company

Vesting Schedule: The RSUs will vest in full on the third anniversary of the Vesting Commencement Date, provided that vesting shall cease upon Participant’s termination of Continuous Service.

Delivery Schedule: Delivery of one share of Common Stock for each RSU which vests shall occur on the applicable vesting date, provided that delivery may be delayed as provided in Section 5 of the Agreement.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement, and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the award of the RSUs and the underlying Common Stock issuable thereunder and supersede all prior oral and written agreements on that subject with the exception of Awards previously granted and delivered to Participant under the Plan.

DYNAVAX TECHNOLOGIES CORPORATION		PARTICIPANT

By:
	Signature	Signature

Title:	Date:

Date

ATTACHMENTS:    Agreement

DYNAVAX TECHNOLOGIES CORPORATION

2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (“Grant Notice”) and this Restricted Stock Unit Award Agreement (“Agreement”), Dynavax Technologies Corporation (the “Company”) has granted you a delayed award of Restricted Stock pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”) covering the number of restricted stock units (“RSUs”) as indicated in the Grant Notice (collectively, the “Award”). This Agreement shall be deemed to be signed by the Company and you upon your signing of the Grant Notice. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. Except as expressly provided herein, in the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control. The details of this Award, in addition to those set forth in the Grant Notice, are as follows.

1. GRANT OF AWARD. This Award represents the right to earn and be issued on a future date the number of shares of Common Stock as indicated in the Grant Notice. Subject to adjustment and the terms and conditions as provided herein and in the Plan, each RSU shall represent the right to receive one share of Common Stock. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of shares of Common Stock subject to this Award. This Award was granted in consideration of your services to the Company. Except as provided in Section 12, you will not be required to make any payment to the Company (other than services to the Company) with respect to your receipt of this Award, the vesting of the RSUs, or the delivery of the shares of underlying Common Stock.

2. VESTING. The RSUs will vest, if at all, as provided in the Vesting Schedule set forth in your Grant Notice and the Plan, provided that vesting shall cease upon the termination of your Continuous Service. Upon such termination of your Continuous Service, the shares credited to the Account that were not vested on the date of such termination shall be forfeited to the Company and you shall have no further right, title or interest in or to such underlying shares of Common Stock.

3. VESTING ACCELERATION.

(a) If your employment is terminated in an Involuntary Termination except following a Change of Control, then you will be entitled to receive pro rata vesting credit under this Award, such that a number of RSUs will vest equal to the product of (i) the number of RSUs subject to this Award, and (ii) the quotient obtained by dividing (x) the number of full calendar years between the Vesting Commencement Date specified in the Grant Notice and the date of the termination of your employment in an Involuntary Termination, by (y) 3.

(b) In the event of a Change of Control and you: (i) are offered and accept a position with the New Company, or (ii) are not offered a position with the New Company that is “comparable” to your position with the Company, then immediately prior to the effective date of the Change of Control this Award shall immediately vest in full. For purposes of this Section 3(b), a position with the New Company shall be considered “comparable” to your position with the Company if such position would not form the basis for your voluntary termination of employment that would constitute an Involuntary Termination; provided, however, that for purposes of this Section 3(b) only, clause (ii)(A) of the definition of Involuntary Termination shall be applied in a manner that presumes that there is a material reduction of job duties or responsibilities if your position with the New Company is as part of a subsidiary or division of the New Company and the scope of such duties or responsibilities is limited to such subsidiary or division and does not include the entire business operations of the New Company.

4. NUMBER OF RSUS AND SHARES OF COMMON STOCK.

(a) The number of RSUs subject to this Award and the number of shares of Common Stock deliverable with respect to such RSUs may be adjusted from time to time for changes in capitalization as described in Section 10 of the Plan. You shall receive no benefit or adjustment to this Award with respect to any cash dividend or other distribution that does not result from changes in capitalization as described in Section 10 of the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with this Award after such shares have been delivered to you.

(b) Any additional RSUs, shares of Common Stock, cash or other property that becomes subject to the Award pursuant to this Section 4 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs and Common Stock covered by this Award.

(c) Notwithstanding the provisions of this Section 4, no fractional RSUs or rights for fractional shares of Common Stock shall be created pursuant to this Section 4. The Board shall, in its discretion, determine an equivalent benefit for any fractional RSUs or fractional shares that might be created by the adjustments referred to in this Section 4.

5. DELIVERY OF SHARES OF COMMON STOCK.

(a) Subject to the provisions of this Agreement, in the event one or more RSUs vests, the Company shall deliver to you one share of Common Stock for each RSU that vests on the applicable vesting date. However, if a scheduled delivery date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(b) Notwithstanding the foregoing, in the event that you are subject to the Company’s Insider Trading Policy in effect from time to time and any shares covered by this Award are scheduled to be delivered on a day (the “Original Delivery Date”) that occurs during a “blackout period” applicable to you, as determined by the Company in accordance with such policy, then such shares shall not be delivered on such Original Delivery Date and shall instead be delivered on the first business day after the end of the “blackout period” applicable to you, but in no event later than the later of: (i) December 31st of the calendar year of the Original Delivery Date, or (ii) the fifteenth (15th) day of the third calendar month following the Original Delivery Date.

6. DIVIDENDS. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a change in capitalization as described in Section 10 of the Plan; provided, however, that upon delivery of shares of Common Stock, you shall exercise all rights and privileges of a stockholder of the Company with respect to such shares including the right to receive any dividends which may be paid with respect to such shares.

7. SECURITIES LAW COMPLIANCE. You may not be issued any Common Stock under this Award unless either (i) the shares of Common Stock are then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. This Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8. RESTRICTIVE LEGENDS. The Common Stock issued under this Award shall be endorsed with appropriate legends, if any, determined by the Company.

9. TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of the shares in respect of this Award. This Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Agreement.

10. AWARD NOT A SERVICE CONTRACT. This Award is not an employment or service contract, and nothing in this Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Related Entity, or on the part of the Company or any Related Entity to continue such service. In addition, nothing in this Award shall obligate the Company or any Related Entity, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an Employee or Consultant of the Company or any Related Entity.

11. UNSECURED OBLIGATION. This Award is unfunded, and even as to any RSUs that vest, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Stock pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the Common Stock acquired pursuant to this Agreement until such Common Stock is issued to you pursuant to Section 5. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Common Stock so issued. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

12. WITHHOLDING OBLIGATIONS.

(a) On or before the time you vest in your RSUs or receive a distribution of Common Stock pursuant to this Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from payroll, other any amounts payable to you, and any shares of Common Stock issuable to you, and you otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Related Entity which arise in connection with this Award (the “Withholding Taxes”).

(b) If expressly permitted by the Company, you may direct the Company to withhold shares of Common Stock with a Fair Market Value (measured as of the date shares of Common Stock are delivered pursuant to Section 5) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(c) Unless the tax withholding obligations of the Company and/or any Related Entity are satisfied, the Company shall have no obligation to deliver to you any Common Stock.

(d) In the event the Company’s obligation to withhold arises prior to the delivery to you of shares of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

13. BEST AFTER-TAX.

(a) If any payment or benefit you would receive pursuant to an event described in Section 280G(b)(2)(A)(i) of the Code from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide you with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

(b) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within 30 calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

14. NOTICES. Any notices required to be given or delivered to the Company under the terms of this Award shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to you shall be in writing and addressed to your address as on file with the Company at the time notice is given. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

15. HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

16. AMENDMENT. This Agreement may be amended only by a writing executed by the Company and you which specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Company by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Company reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award that has not been delivered to you in Common Stock pursuant to Section 5.

17. MISCELLANEOUS.

(a) The rights and obligations of the Company under this Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Award.

(c) You acknowledge and agree that you have reviewed this Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Award and fully understand all provisions of this Award.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18. GOVERNING PLAN DOCUMENT. This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Award and those of the Plan, the provisions of the Plan shall control; provided, however, that Section 5 of this Agreement shall govern the timing of any distribution of Common Stock under this Award. The Company shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon you, the Company, and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

19. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Related Entity except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Related Entity.

20. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of California without regard to such state’s conflicts of laws rules.

21. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

22. OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a prospectus providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s Insider Trading Policy.

23. DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

(a) “Cause” shall mean: (i) gross negligence or willful misconduct in the performance of your duties to the Company, where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

(b) “Change of Control” shall mean the occurrence of any of the following events: (i) a Change of Ownership, (ii) a Merger, or (iii) a Sale of Assets.

(c) “Change of Ownership” shall mean the time that any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

(d) “Involuntary Termination” shall mean: (i) any termination by the Company other than for Cause; or (ii) your voluntary termination following (A) a material reduction or change in job duties, responsibilities, and requirements inconsistent with your position with the Company and your prior duties, responsibilities, and requirements, or a material change in the level of management to which you report; (B) any material reduction of your base compensation (other than in connection with a general decrease in base salaries for most officers of the successor corporation); or (C) your refusal to relocate to a facility or location more than 35 miles from the Company’s current location. Notwithstanding the foregoing, an Involuntary Termination pursuant to the foregoing clause (ii) shall only be considered to occur if (x) you provide written notice to the Company of the existence of the condition that forms the basis for such resignation within 90 days following its initial existence; (y) upon such notice, the Company does not cure such condition within 30 days thereafter; and (z) your resignation occurs not later than 180 days after the occurrence of the condition giving rise to the resignation right.

(e) “Merger” shall mean a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company.

(f) “New Company” shall mean: (i) in the case of a Change of Ownership, the Company; (ii) in the case of a Merger, the surviving entity; or (iii) in the case of a Sale of Assets, the purchaser of all or substantially all of the Company’s assets.

(g) “Sale of Assets” shall mean the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(h) “Securities Act” shall mean the Securities Act of 1933, as amended.